Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

Company to request Special Protocol Assessment for Phase 3 trial with ARQ 197 in non-small cell lung cancer

Woburn, MA, August 4, 2010 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the second quarter of 2010.

For the quarter ended June 30, 2010, the Company reported a net loss of $8,227,000 or $0.18 per share, compared with a net loss of $8,272,000 or $0.19 per share, for the second quarter of 2009.  For the six-month period ended June 30, 2010, the Company reported a net loss of $17,979,000 or $0.40 per share, compared to a net loss of $18,180,000 or $0.41 per share, for the six-month period ended June 30, 2009.

At June 30, 2010, the Company had a total of approximately $111,738,000 in cash, equivalents and marketable securities, which includes $16,200,000 drawn down in 2008 under notes payable that are collateralized by the Company’s auction rate securities.  Net of these notes, at June 30, 2010, the Company had a total of $95,538,000.

On July 2, 2010, the Company retired the notes payable at June 30, 2010 under its revolving credit line agreement with UBS AG following the redemption at par value of all $22.9 million of the Company’s auction rate securities that had been brokered by UBS AG.

Operational Highlights

•                  Decision finalized to move forward with a Phase 3 trial with ARQ 197 in non-small cell lung cancer (NSCLC) and to file a Special Protocol Assessment (SPA) for this trial

•                  Colorectal cancer trial advanced from a Phase 1 lead-in to a double-blind, randomized Phase 2 trial

•                  First patient enrolled in a Phase 2 trial with ARQ 197 in gastric cancer in Asia by Kyowa Hakko Kirin, triggering a $5 million milestone payment to ArQule

“Subsequent to the end of Phase 2 meeting we had with the FDA and building upon the clear signal observed in our randomized Phase 2 trial in NSCLC, we and our partner, Daiichi Sankyo, have made the decision to move forward into Phase 3 development,” said Paolo Pucci, chief executive officer of ArQule.  “We are filing a Special Protocol Assessment (SPA) with the FDA for the Phase 3 trial.

“In Asia, our partner, Kyowa Hakko Kirin, has expanded its development program with ARQ 197 into gastric cancer,” said Mr. Pucci.  “This indication holds particular promise in Asia, where the incidence of gastric cancer is among the highest in the world and where it is the second most common cause of cancer-related death.

“Elsewhere in our pipeline, enrollment is ongoing in a Phase 1 trial with ARQ 621,” said Mr. Pucci, “and pre-clinical activities are continuing as planned with a B-RAF inhibitor and an FGFR inhibitor.”

Revenues and Expenses

The Company reported total revenues of $7,106,000 for the quarter ended June 30, 2010, compared to revenues of $6,056,000 for the second quarter of 2009.  Revenues for the six months ended June 30, 2010 were $13,431,000, compared to revenues of $11,476,000 for the six months ended June 30, 2009.  The increase in the 2010 periods was primarily due to revenue from the Company’s AKIPTM collaboration with Daiichi Sankyo Co., Ltd. The 2010 and 2009 periods also included revenue from the Company’s ARQ 197 license agreements with Daiichi Sankyo Co., Ltd. and Kyowa Hakko Kirin Co., Ltd.

Total costs and expenses for the quarter ended June 30, 2010 were $15,844,000, compared to $15,881,000 for the second quarter of 2009.  Total costs and expenses for the six months ended June 30, 2010 were $31,617,000, compared to $30,875,000 for the same period in 2009.

Research and development costs for the three and six-month periods ended June 30, 2010 were $12,318,000 and $24,762,000, respectively, compared with $12,678,000 and $24,012,000 for the 2009 three and six-month periods.

General and administrative costs for the three and six-month periods ended June 30, 2010 were $3,526,000 and $6,855,000 respectively, compared with $3,203,000 and $6,863,000 for the 2009 three and six-month periods.

Updated Financial Guidance

ArQule today is revising its financial guidance for 2010.  ArQule expects net use of cash to range between $22 and $42 million.  Revenues are expected to range between $26 and $30 million.  Net loss is expected to range between $30 and $34 million, and net loss per share to range between $(0.67) and $(0.76).  ArQule expects to end 2010 with between $75 and $95 million in cash and marketable securities.

Among the factors that could influence this guidance are: timing of the initiation of the planned Phase 3 trial with ARQ 197 in NSCLC; timing and receipt of milestone payments; variable spending by Daiichi Sankyo on trials with ARQ 197 and its impact on the timing of ArQule’s payment of its share of related expenses; the timing of reimbursement of certain of ArQule expenses related to the clinical development of ARQ 197 and the AKIP™ discovery collaboration; and the pacing of clinical trials with ARQ 197 conducted by Kyowa Kakko Kirin and the timing of corresponding milestone payments.

Conference Call and Webcast

Date:	Wednesday, August 4, 2010
Time:	9:00 a.m. ET
Conference Call Numbers
Domestic:	877-868-1831
International:	914-495-8595
Web cast:	http://www.arqule.com

A replay of the conference call will be available for seven days following the call and can be accessed by dialing toll-free 800-642-1687 and outside the U.S. 706-645-9291.  The replay access code is 87797623.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and upcoming Phase 3 clinical development, is ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase.  The Company is also conducting Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein.  The Company’s pre-clinical pipeline includes a compound designed to inhibit the B-RAF kinase.  ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.  These include a series of small molecule inhibitors of fibroblast growth factor receptor (FGFR).

This press release contains forward-looking statements regarding the Company’s clinical trials with ARQ 197 and other candidate compounds in earlier stages of development, as well as forward-looking statements related to the Company’s financial guidance for 2010 (including estimates of net use of cash, revenues, net loss, net loss per share and cash and marketable securities at the end of 2010).  These statements assume the achievement of key corporate objectives for 2010, ability to fund operations with current cash and marketable securities, and its agreements with Daiichi Sankyo, Inc. and Kyowa Hakko Kirin. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  For example, positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. ARQ 197 and ARQ 621 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  Furthermore, the planned timing of initiation and completion of clinical trials for ARQ 197 are subject to the ability of the Company or Daiichi Sankyo, Inc., its partner, and Kyowa Hakko Kirin, a licensee of ARQ 197, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Also, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. In addition, certain of the Company’s marketable securities (auction rate securities) are traded in a market experiencing liquidity problems. Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the ARQ 197 license, co-development and co-commercialization agreement.  If it were to do so, the Company might not be able to complete development and commercialization of ARQ 197 on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.

Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Research and development revenue	$7,106	$6,056	$13,431	$11,476

Costs and expenses:
Research and development	12,318	12,678	24,762	24,012
General and administrative	3,526	3,203	6,855	6,863
Total costs and expenses	15,844	15,881	31,617	30,875

Loss from operations	(8,738)	(9,825)	(18,186)	(19,399)

Interest income	217	306	527	667
Interest expense	(133)	(170)	(255)	(336)
Other income (expense) (1)	(123)	1,417	(615)	888
Net loss before taxes	(8,777)	(8,272)	(18,529)	(18,180)

Income tax benefit	550	—	550	—

Net loss	$(8,227)	$(8,272)	$(17,979)	$(18,180)

Basic and diluted net loss per share:
Net loss per share	$(0.18)	$(0.19)	$(0.40)	$(0.41)

Weighted average basic and diluted common shares outstanding	44,517	44,120	44,461	44,073

(1) Net unrealized gain (loss) from auction rate securities and auction rate put option.

Balance sheet data (in thousands):	June 30, 2010	December 31, 2009

Cash, equivalents and marketable securities- short term	$109,384	$154,677
Marketable securities- long term	2,354	8,814
	$111,738	$163,491

Total assets	$118,539	$171,880

Notes payable	$16,200	$46,100

Stockholders’ equity (deficit)	$(4,114)	$11,535

# # #